Exhibit 99.1
FOR IMMEDIATE RELEASE

TIPTREE FINANCIAL INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2014
New York, New York – November 12, 2014 – Tiptree Financial Inc. (“Tiptree” or the “Company”) (NASDAQ: TIPT), a diversified holding company which operates in four segments: insurance and insurance services, specialty finance (including corporate, consumer and tax-exempt credit), asset management and real estate, today announced its financial results for the third quarter ended September 30, 2014.
Financial Highlights

•
Economic Net Income of Tiptree Operating Company, LLC (“Operating Company”), was $9.0 million; Economic Net Income available to Class A common stockholders was $5.5 million, or $0.32 per diluted Class A share.

•
GAAP Net Loss of Operating Company was $2.8 million; GAAP Net Income available to Tiptree Class A common stockholders was $0.3 million, or $0.01 per diluted Class A share. Excluding the net loss related to the consolidated CLOs, specifically the $19.6 million net loss attributable to consolidated CLOs and the addition of $11.9 million net loss attributable to VIE subordinated noteholders, net income available to Class A common stockholders for the quarter ended September 30, 2014 would have been $8.1 million compared to a net loss of $3.6 million for the same period in 2013.

•	Basic Economic Book Value and Fully Diluted Economic Book Value Per Share (including Tiptree level net assets) were $10.93 and $10.78, respectively, at September 30, 2014.

•	Tiptree received proceeds of $29.8 million resulting in a gain of approximately $7.9 million on the repayment of the Westside Loan, an investment of Care, LLC, our healthcare real estate subsidiary.

•	Tiptree received approximately $8.1 million of distributions from its investment in Star Asia Opportunity II (“SAO II”) related to the sale of a Japanese property in which SAO II held an interest.

Business Developments

•
On August 11, 2014 we entered into an Agreement and Plan of Merger, to acquire Fortegra Financial Corporation (“Fortegra”) for approximately $218 million in cash. Fortegra is a publicly traded insurance services company that offers a wide array of revenue enhancing products, including payment protection products, motor club memberships, service contracts, device and warranty services, and administration services to its business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies. Closing of the merger is subject to the satisfaction of customary conditions including, among other things, insurance regulatory approvals and is expected in the fourth quarter of 2014 or first quarter of 2015.

•
On October 29, 2014, we entered into a definitive agreement to sell Philadelphia Financial Group, Inc. (including both its third party administration and life insurance operations), to funds managed by the Tactical Opportunities Group of The Blackstone Group L.P., for approximately $155 million in cash plus additional consideration of approximately $10 million to be paid over two years. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in the third quarter of 2015.

•
Tiptree appointed Jonathan Ilany as its Executive Vice President, Head of Mortgage Finance and Asset Management. Mr. Ilany joins Michael G. Barnes, Executive Chairman of Tiptree, and Geoffrey N. Kauffman, President and Chief Executive Officer of Tiptree as a member of Tiptree’s Management Executive Committee. Prior to that time, Mr. Ilany was a member of our Board of Directors.

•	Tiptree increased the Telos CLO 2014-6, Ltd. (“Telos 6”) warehouse credit facility to $225 million. Telos 6 priced on October 30, 2014 and is expected to close in the fourth quarter of 2014.

Third Quarter 2014 Financial Overview

Economic Net Income of Operating Company

Economic Net Income of Operating Company for the quarter ended September 30, 2014 was $9.0 million compared to $11.4 million for the quarter ended September 30, 2013, a decline of $2.4 million. The decline in Economic Net Income for the quarter ended September 30, 2014 was the result of an increase in total revenue of $3.1 million and an increase in expenses of $5.5 million.  The higher revenue was the result of increased revenue from (1) CLO equity distributions of $0.1 million, (2) a distribution from our Star Asia investment of $8.1 million, and (3) an unrealized gain of $6.7 million in our Care subsidiary; this higher revenue was offset by unrealized losses of $4.5 million from the marked-to-market of our CLO equity investments.

The increase of $5.5 million in expenses was largely driven by (1) an increase in professional fees and other expenses of $1.4 million as a result of increased costs from transaction activity, and other costs including legal, audit, tax preparation and consulting fees as a result of Tiptree reporting as a public company and (2) an increase in interest expense of $3.6 million from the prior year largely due to our credit facility being outstanding for the full three months of 2014, and higher interest expense from the warehouse facility in 2014 as compared to 2013.
GAAP Net Income Available to Class A Common Stockholders
Net income available to Class A common stockholders for the quarter ended September 30, 2014 was $0.3 million compared to $1.8 million for the same period in 2013, a decrease of $1.5 million. The decrease was primarily due to (1) an increase of $2.3 million net realized and unrealized gains, due to the gain from repayment of the Westside loan of $7.9 million offset, in part, by declines of $1.5 million relating to tax exempt business and $3.8 million in declines relating to warehouse positions, (2) an increase of $10.6 million of investment income due to an increase in interest income of $3.4 million from a derivative position, an increase in rental revenue of $3.1 million due to additional properties acquired, $2.4 million from the gain on sale of loans held for sale related to Luxury and an increase of $1.2 million of other income due to the inclusion of Luxury in 2014, (3) an increase in total expenses of $11.7 million due to an increase in interest expense relating to our credit facility of $2.6 million, an increase in payroll expense of $3.8 million related to the inclusion of Luxury in 2014 and property acquisitions at Care, an increase in professional fees of $1.2 million related to transaction activity and other costs including legal, audit, tax preparation and consulting fees as a result of Tiptree reporting as a public company and an increase in other expenses of $1.3 million largely driven by the inclusion of Luxury in 2014, (4) an $18.1 million increase in net losses attributable to consolidated CLOs, (5) a net decrease in income attributable to noncontrolling interest of $8.9 million, and (6) an increase of $4.9 million in net losses attributable to VIE subordinated noteholders.
The consolidation of CLOs affects the net income attributable to Class A common stockholders reported under GAAP. Under GAAP, we are required to consolidate all of the results of operations of the VIE’s that our subsidiaries manage regardless of our economic interest. Excluding the net loss related to the consolidated CLOs, specifically the $19.6 million net loss attributable to consolidated CLOs and the addition of $11.9 million net loss attributable to VIE subordinated noteholders, net income available to Class A common stockholders for the quarter ended September 30, 2014 would have been $8.1 million compared to a net loss of $3.6 million for the same period in 2013.

Year to Date Financial Overview
Economic Net Income and Book Value of Operating Company
Economic Net Income of Operating Company for the nine months ended September 30, 2014 was $17.5 million compared to $29.9 million for the nine months ended September 30, 2013, a decline of $12.4 million. The decline in Economic Net Income for the nine month period was the result of a decrease in total revenue of $7.4 million and an increase in expenses of $5.0 million.  The lower revenue was the result of unrealized losses of $19.7 million from the marked-to-market of our investments, largely driven by the loss of $10.7 million relating to CLO equity investments and the loss of $7.1 million relating to the Company’s Star Asia Investments. This was partially offset by increased revenue from (1) distributions from our Star Asia investments of $8.5 million and (2) interest income of $5.3 million largely comprising of interest from warehouse positions of $2.3 million and interest income of $2.9 million from derivative positions put into place during 2014.
The increase of $5.0 million in expenses was largely driven by (1) an increase in professional fees and other expenses of $2.1 million as a result of increased costs from transaction activity and other costs including legal, audit, tax preparation and consulting fees as a result of Tiptree reporting as a public company, and (2) an increase in interest expense of $6.7 million from the prior year due to our credit facility being outstanding for the full nine months of 2014, and higher interest expense from derivative positions put into place during 2014.

Total annualized economic return since inception as of September 30, 2014 was 12.5%. 1 Total Economic Book Value Per Share annual growth rate since inception as of September 30, 2014 was 10.9%. 2

(1)
This is the total Economic Return to original investors of Tiptree Financial Partners L.P. (“TFP”) since inception, which is calculated by taking the total life-to-date dividends received plus the Basic Economic Book Value as of September 30, 2014.

(2)	This is calculated based upon the initial purchase price per share, net of fees and expenses, and Basic Economic Book Value Per Share (including Tiptree level net assets) as of September 30, 2014.
GAAP Net Income Available to Class A Common Stockholders
Net income available to Class A common stockholders for the period ended September 30, 2014 was $2.4 million, compared to net income of $6.6 million for the same period in 2013, a decrease of $4.2 million. This decrease was primarily due to (1) an increase of $4.9 million net realized and unrealized gains due to the gain from repayment of the Westside loan of $7.9 million combined with a $3.8 million unrealized gain from the tax exempt business, offset, in part, by a $6.0 million overall decline in the value of other assets including credit derivatives and warehouse assets, (2) an increase of $25.9 million of investment income due to increased rental revenue of $10.0 million from additional properties acquired, $6.5 million of interest income due to $3.0 million related to credit derivatives and $2.5 million related to the warehouse, $5.1 million from the gain on sale of loans held for sale, related to Luxury and an increase of $2.7 million in other income driven by the inclusion of Luxury in 2014, (3) an increase in total expenses of $26.1 million largely due to an increase of $9.4 million of payroll expense due to additional properties acquired at Care as well as increases at Siena and Luxury, an increase in interest expense of $8.7 million related to $2.6 million relating to borrowings under our credit facility, $3.0 million on derivative positions held and $1.0 million related to the warehouse, and a $4.8 million increase in other expenses due to a $2.1 million increase at Care from consolidation of operations of joint ventures and a $2.1 million increase due to the inclusion of Luxury in 2014 and a $1.1 million increase in professional fees related to increases in legal, audit, tax preparation and consulting fees as a result of Tiptree reporting as a public company, (4) $23.3 million increase in net losses attributable to consolidated CLOs, (5) a net decrease in income attributable to noncontrolling interest of $23.5 million, and (6) an increase of $4.3 million in net losses attributable to VIE subordinated noteholders.
Exchange of TFP Units for Tiptree Shares
On November 3, 2014, the Company issued an aggregate of 9,866,456 shares of Class A common stock to limited partners of TFP in exchange for TFP partnership units in transactions exempt from registration under the Securities Act of 1933. As a result, Tiptree’s combined direct and indirect ownership of Operating Company is approximately 77%. As of November 12, 2014, there were 31,829,633 shares of Class A common stock of Tiptree outstanding.

About Tiptree Financial Inc.
Tiptree is a diversified holding company engaged through its consolidated subsidiaries in a number of businesses and is an active acquirer of new businesses. Tiptree, whose operations date back to 2007, has subsidiaries that operate in four industry segments: insurance and insurance services, specialty finance, asset management and real estate.

Forward-Looking Statements
This release contains “forward-looking statements” which involve risks, uncertainties and contingencies, many of which are beyond the Company’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “should,” “target,” “will,” or similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions. The forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to those described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, and as described in the Company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date of this release. The factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of the Company’s forward-looking statements. Other unknown or unpredictable factors also could affect our forward-looking statements. Consequently, the Company’s actual performance could be materially different from the results described or anticipated by its forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by the federal securities laws, we undertake no obligation to update any forward-looking statements.

Contact
Investor Relations
(212) 446-1400
ir@tiptreefinancial.com

Economic Net Income
Economic Net Income (“ENI”) is a non-GAAP financial measure of profitability which Tiptree uses to measure the performance of its core business. Management believes that ENI reflects the nature and substance of the economic results of Tiptree’s businesses. Management also uses ENI as a measurement for determining incentive compensation. ENI as used by Tiptree may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. ENI should be considered in addition to, not as a substitute for, financial measures determined in accordance with GAAP.
Economic Net Income Components
The following table details the individual revenue and expense components of the non-GAAP measure ENI for the periods indicated (in thousands):

	Three Months Ended September 30,			Year to Date
	2014	2013	$ Change	2014	2013	$ Change
Revenues:
Interest income	$4,779	$1,830	$2,949	$8,919	$3,622	$5,297
Dividend/distribution income	11,994	3,475	8,519	20,168	12,439	7,729
Realized gains (losses)	1	(7)	8	(751)	(1,015)	264
Unrealized (losses) gains	(1,775)	7,599	(9,374)	558	20,273	(19,715)
Management fee income	4,705	3,694	1,011	11,354	12,281	(927)
Total revenues	19,704	16,591	3,113	40,248	47,600	(7,352)
Expenses:
Compensation expense	3,497	2,935	562	7,853	9,839	(1,986)
Distribution expense (convertible preferred)	—	—	—	—	1,747	(1,747)
Interest expense	4,158	596	3,562	8,158	1,496	6,662
Professional fees and other	3,093	1,694	1,399	6,713	4,633	2,080
Total expense	10,748	5,225	5,523	22,724	17,715	5,009
Economic Net Income of Operating Company	8,956	11,366	(2,410)	17,524	29,885	(12,361)
Less: Economic Net Income attributable to TFP	4,229	8,544	(4,315)	10,609	22,450	(11,841)
Economic Net Income of Tiptree before tax provision	4,727	2,822	1,905	6,915	7,435	(520)
Less: Tax adjustment attributable to Tiptree	(771)	894	(1,665)	(1,308)	567	(1,875)
Economic Net Income of Tiptree	$5,498	$1,928	$3,570	$8,223	$6,868	$1,355

Reconciliation of GAAP Net Income to Economic Net Income
In addition to the other adjustments indicated in the table below, ENI includes the following adjustments: (i) adjustment to results from real estate to eliminate non-cash items similar to adjusted funds from operations (“AFFO”), which is a non-GAAP financial measure widely used in the real estate industry, (ii) in our insurance segment, adjustment for fair value on available for sale securities, which is a non-GAAP measure frequently used throughout the insurance industry, and (iii) in our specialty finance segment, VIEs are shown as if not consolidated.
The following is a reconciliation of GAAP Net Income attributable to Tiptree to ENI for the periods ended September 30, 2014 and 2013 (in thousands):

	Three Months Ended		Year to Date
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
GAAP Net Income of Tiptree	$272	$1,830	$2,368	$6,563
Plus: Tax adjustment attributable to Tiptree companies (1)	(1,459)	1,881	(3,565)	567
Plus: Portion of NCI attributed to TFP	(1,655)	7,260	(1,664)	21,589
GAAP Net (Loss)/Income of Operating Company	(2,842)	10,971	(2,861)	28,719

Adjustments:
Adjustments to results from real estate operations (2)	1,386	(356)	2,478	(3,758)
Effect of change in majority ownership of subsidiaries (3)	585	(1,297)	519	(1,673)
Fair value adjustments to carrying value (4)	(5,145)	(74)	(7,973)	914
Reversal of VIEs net losses attributable to TFI (5)	14,972	2,065	25,361	6,256
Reversal of TAMCO net gains for periods prior to acquisition of TAMCO (6)	—	57	—	—
TFP convertible preferred reclass of distributions to expense (7)	—	—	—	(1,747)
Foreign exchange reserve (8)	—	—	—	1,174
Economic Net Income of Operating Company	8,956	11,366	17,524	29,885
Less: Economic Net Income attributable to the portion of TFP not held by TFI	4,229	8,544	10,609	22,450
Economic Net Income of Tiptree before tax provision	4,727	2,822	6,915	7,435
Less: Tax adjustment attributable to Tiptree (9)	(771)	894	(1,308)	567
Economic Net Income of Tiptree	$5,498	$1,928	$8,223	$6,868

(1)Tax provision adjustment for Tiptree to reflect tax benefits at certain entities, which reduces the tax expense at Operating Company.

(2)
Adjustments to results from real estate operations includes the effects of straight lining lease revenue, expenses associated with depreciation and amortization, certain transaction expenses, non-cash equity compensation expenses, other non-cash charges, and incentive compensation adjustments for unconsolidated partnerships and joint ventures.

(3)
Effect of change in majority ownership of subsidiaries is the dilutive effect of Care Investment Trust (Care Inc.) issuance of shares related to the closing of the transaction with Care Inc. on July 1, 2013 (the Contribution Transactions) and stock-based compensation and the effect of Tiptree’s increased ownership of Philadelphia Financial Group (PFG) due to the accretion of preferred shares.

(4)	Adjustment is to account at fair value for the CLO subordinated notes held by Tiptree and PFG’s available-for-sale securities. Fair values are obtained from independent third party pricing sources.

(5)
Reversal of VIEs net losses/(gains) attributable to Tiptree (see Management’s Discussion and Analysis—Tiptree Portion of Net Income and Ownership of Consolidated CLOs within Tiptree Financial Inc.’s Form 10-Q for the period ended September 30, 2014).

(6)
The purchase of TAMCO on June 30, 2012 in connection with the internalization of our management was accounted for as a combination of entities under common control. As a result, the assets and liabilities of TAMCO were presented as if TAMCO had been consolidated by Tiptree on January 1, 2010. For non-controlling interest, we reversed the effect of this recasting of financial information for prior periods.

(7)
Convertible preferred distribution reclassified as expense for purposes of ENI so as to reflect a cost of capital charge for outstanding convertible preferred. This class automatically converted to common shares effective July 1, 2013.

(8)	Reflects the timing difference on the recognition of yen exposure GAAP versus ENI.

(9)	Tax adjustment for Tiptree Financial Inc. only and not its consolidated subsidiaries.

Reconciliation of GAAP Book Value to Economic Book Value
Economic Book Value (“EBV”) is a non-GAAP financial measure which Tiptree uses to evaluate the performance of its core business. Management believes that EBV provides greater transparency and enhanced visibility into the underlying profitability drivers of our business and provides a useful, alternative view of the economic results of Tiptree’s businesses. EBV includes the following adjustments: (i) reversal of GAAP value for TAMCO and CLO VIEs and replacement with fair value, (ii) addition of life to date AFFO adjustments for real estate operations, (iii) reclassification of convertible preferred distributions to expense and (iv) foreign exchange timing adjustment.

EBV as used by Tiptree may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. EBV should be considered in addition to, not as a substitute for, financial measures determined in accordance with GAAP. The following is a reconciliation of GAAP Book Value attributable to Tiptree to EBV as of September 30, 2014 and December 31, 2013 (in thousands except share data):

	September 30, 2014	December 31, 2013
Economic Book Value
GAAP TFI Total Capital	$547,764	$565,856
Less: Non-controlling interest in TFI	235,951	361,354
Less: Retained Earnings of consolidated TAMCO	64,550	84,591
GAAP Net Assets to Tiptree Class A Stockholders	247,263	119,911
Less: Net assets held directly at Tiptree	7,960	4,259
Plus: Portion of NCI held by TFP	214,024	339,283
GAAP Net Assets of Operating Company	453,327	454,935
Reversal of consolidation of TAMCO (including VIEs) (1)	(141,117)	(144,817)
Fair values of CLOs (2)	70,523	61,145
Value of TAMCO (3)	57,661	57,661
Adjustments to results from real estate operations (4)	6,157	3,711
Total Adjustments	(6,776)	(22,300)
Economic Operating Company Book Value	446,551	432,635
Basic Units outstanding (5)	41,593	41,525
Fully Diluted Unit adjustments (6)	578	480
Fully Diluted Economic Book Value Per Unit	42,171	42,005
Basic Economic Tiptree Book Value Per Class A Share	$10.74	$10.42
Net assets held directly at Tiptree	7,960	4,259
Economic Operating Company Book Value (including Tiptree level net assets)	454,511	436,894
Basic Economic Book Value Per Share (including Tiptree level net assets)	$10.93	$10.52
Fully Diluted Economic Book Value Per Share (including Tiptree level net assets)	$10.78	$10.40

(1)
Under GAAP, Tiptree is required to consolidate all of the assets and liabilities of the VIEs managed by TAMCO on Tiptree’s balance sheet regardless of Tiptree’s economic interest. See Note 2(c) to the consolidated financial statements included in the 2013 Annual Report on Form 10-K. Adjustment is reversal of consolidation of TAMCO and VIEs.

(2)	Adjustment includes the fair value of our ownership position in the VIEs, which has been reversed as described in note (1) above.

(3)	Values TAMCO at the lower of cost or market, and reflects the valuation of the purchase price based on the value of the partnership units issued in consideration for TAMCO.

(4)
Adjustments to results from real estate operations reverses the amounts, since inception, related to the effects of straight lining lease revenue, expenses associated with depreciation and amortization, certain transaction expenses, non-cash transaction expenses, non-cash equity compensation expenses, other non-cash charges, and incentive compensation adjustment for unconsolidated partnerships and joint ventures.

(5)
Assumes full redemption of Operating Company units for Class A common stock or exchange by TFP limited partners of their limited partnership units for shares of Class A common stock. Operating Company is owned approximately 25% by Tiptree and approximately 75% by TFP. As of September 30, 2014, Tiptree owned approximately 37% of TFP, with the remainder owned by the existing limited partners of TFP. As a result, Tiptree’s combined direct and indirect ownership of Operating Company was approximately 53% as of September 30, 2014. Tiptree’s direct ownership of Operating Company’s shares is equal to the number of shares of Class A common stock and, pursuant to Operating Company’s limited liability agreement, this ratio will remain 1:1. TFP’s ownership is equal to 2.798 times the number of TFP partnership units outstanding and this ratio is expected to remain 2.798:1. There were 11,068 and 11,068 partnership units outstanding as of September 30, 2014 and December 31, 2013, respectively. The basic EBV per partnership unit was $30.05 and $29.16 as of September 30, 2014 and December 31, 2013, respectively. The basic EBV (including Tiptree level net assets) per partnership unit was $30.58 and $29.43 as of September 30, 2014 and December 31, 2013, respectively. The Dilutive EBV (including Tiptree level net assets) per partnership unit was $30.16 and $29.10 as of September 30, 2014 and December 31, 2013, respectively. As of November 3, 2014, Tiptree owned 68% of the limited partnership units of TFP.

(6)	Assumes net exercise of all in-the-money outstanding warrants.

TIPTREE FINANCIAL INC.
AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents – unrestricted	$179,892	$120,557
Cash and cash equivalents – restricted	23,785	26,395
Trading investments, at fair value	38,837	35,991
Investments in available for sale securities, at fair value (amortized cost: $16,889 and $17,708 in 2014 and 2013, respectively)	17,064	17,763
Loans held for sale, at fair value ($31,737 pledged as collateral at September 30, 2014 )	32,109	—
Investments in loans, at fair value	222,020	171,087
Loans owned, at amortized cost – net of allowance	32,714	40,260
Investments in partially-owned entities	2,832	9,972
Real estate	104,833	105,061
Policy loans	94,779	102,147
Deferred tax assets	7,487	3,310
Intangible assets	152,070	154,695
Goodwill	4,617	4,294
Other assets	46,202	49,201
Separate account assets	4,461,601	4,625,099
Assets of consolidated CLOs	1,627,680	1,414,616
Total assets	$7,048,522	$6,880,448
Liabilities and Stockholders’ Equity
Liabilities:
Derivative financial instruments, at fair value	$460	$598
U.S. Treasuries, short position	19,234	18,493
Debt	425,349	360,609
Policy liabilities	105,956	112,358
Due to brokers, dealers and trustees	18,390	8,193
Other liabilities and accrued expenses	52,627	13,636
Separate account liabilities	4,461,601	4,625,099
Liabilities of consolidated CLOs	1,417,141	1,175,606
Total liabilities	6,500,758	6,314,592
Stockholders’ Equity:
Preferred stock: $0.001 par value, 100,000,000 shares authorized, none issued or outstanding	—	—
Common stock - Class A: $0.001 par value, 200,000,000 shares authorized, 21,955,877 and 10,556,390 shares issued and outstanding, respectively	22	11
Common stock - Class B: $0.001 par value, 50,000,000 shares authorized, 19,636,823 and 30,968,877 shares issued and outstanding, respectively	20	31
Additional paid-in capital	225,813	100,903
Accumulated other comprehensive income	107	33
Retained earnings	21,301	18,933
Total stockholders’ equity of Tiptree Financial Inc.	247,263	119,911
Non-controlling interest	235,951	361,354
Appropriated retained earnings of consolidated TAMCO	64,550	84,591
Total stockholders’ equity	547,764	565,856
Total liabilities and stockholders’ equity	$7,048,522	$6,880,448

TIPTREE FINANCIAL INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Realized and unrealized gains:
Net realized gain (loss) on investments	$7,909	$669	$7,007	$(770)
Change in unrealized (depreciation) appreciation on investments	(1,819)	3,514	(1,530)	1,014
Income from investments in partially owned entities	2,204	1,800	2,884	3,213
Net realized and unrealized gain	8,294	5,983	8,361	3,457
Investment income:
Interest income	7,363	3,916	17,664	11,131
Separate account fees	5,931	5,526	16,943	16,336
Administrative service fees	12,845	12,760	37,786	36,856
Rental revenue	4,469	1,363	13,308	3,279
Gain on sale of loans held for sale, net	2,383	—	5,117	—
Other income	1,537	325	3,404	701
Total investment income	34,528	23,890	94,222	68,303
Total net realized and unrealized gains and investment income	$42,822	$29,873	$102,583	$71,760
Expenses:
Interest expense	$8,500	$4,110	$20,721	$12,008
Payroll expense	12,559	8,753	35,642	26,277
Professional fees	3,420	2,252	7,334	6,204
Change in future policy benefits	1,063	1,189	3,260	3,502
Mortality expenses	2,667	2,633	7,892	7,885
Commission expense	679	631	1,837	1,805
Depreciation and amortization expenses	2,290	1,216	5,656	3,382
Other expenses	5,505	4,227	15,562	10,722
Total expenses	36,683	25,011	97,904	71,785
Net income (loss) before taxes and income attributable to consolidated CLOs from continuing operations	6,139	4,862	4,679	(25)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Results of consolidated CLOs:
(Loss) income attributable to consolidated CLOs	(4,093)	11,256	20,742	33,475
Expenses attributable to consolidated CLOs	15,552	12,783	44,541	34,021
Net loss attributable to consolidated CLOs	(19,645)	(1,527)	(23,799)	(546)
(Loss) income before taxes from continuing operations	(13,506)	3,335	(19,120)	(571)
Provision for income taxes	(20)	1,434	906	4,549
(Loss) income from continuing operations	(13,486)	1,901	(20,026)	(5,120)
Discontinued operations:
Gain on sale of Bickford portfolio, net	—	—	—	15,463
Income from discontinued operations, net	—	—	—	1,647
Provision for income taxes	—	—	—	—
Discontinued operations, net	—	—	—	17,110
Net (loss) income	(13,486)	1,901	(20,026)	11,990
Less: Net (loss) income attributable to noncontrolling interest	(1,904)	7,008	(2,353)	21,185
Less: Net (loss) income attributable to VIE subordinated noteholders	(11,854)	(6,937)	(20,041)	(15,758)
Net income available to common stockholders	$272	$1,830	$2,368	$6,563
Net income (loss) per Class A common share:
Basic, continuing operations, net	$0.02	$0.18	$0.18	$(1.03)
Basic, discontinued operations, net	—	—	—	1.67
Net income basic	0.02	0.18	0.18	0.64
Diluted, continuing operations, net	0.01	0.18	0.18	(1.03)
Diluted, discontinued operations, net	—	—	—	1.67
Net income dilutive	$0.01	$0.18	$0.18	$0.64
Weighted average number of Class A common shares:
Basic	17,449,974	10,246,176	12,909,949	10,243,893
Diluted	17,449,974	10,271,537	12,909,949	10,266,164